Exhibit 99.3

The summary below provides additional information to shareholders of PENN Entertainment, Inc. (the “Company”) regarding significant communication and interactions between the Company and HG Vora Capital Management, LLC (“HG Vora”). This summary does not purport to catalogue every conversation of, or among, members of the Company’s Board of Directors (the “Board”), the Company’s management, the Company’s advisors and representatives of HG Vora and its advisors.

The Company maintains an active shareholder engagement program and interacts with its shareholders on a periodic basis to solicit their insights and feedback on a range of topics. The Company has had discussions with HG Vora from time to time as part of its regular shareholder engagement for several years prior to 2023.

In the first half of 2023, members of the senior leadership team of the Company, including Jay Snowden, the Company’s Chief Executive Officer, and Felicia Hendrix, the Company’s Chief Financial Officer, and members of the Board, including David Handler, Chairman of the Board, held multiple meetings with representatives of HG Vora, including Parag Vora, Portfolio Manager and Founding Partner of HG Vora, and Justin Kerber, an investment professional from HG Vora. During such meetings, among other things, representatives of HG Vora conveyed their views that the Company should undertake meaningful share repurchases. The representatives of the Company conveyed HG Vora’s views to the Board. In particular, on May 9, 2023, during a meeting with Messrs. Vora and Kerber, Mr. Snowden received a presentation from HG Vora suggesting that the Company implement a significant leveraged recapitalization as a way to increase the Company’s share price by repurchasing up to 50% of the Company’s outstanding shares of common stock at a premium to then-current market prices. Mr. Snowden shared this presentation with the Board.

In August 2023 following the Company’s announcement that it had entered into an exclusive online sports betting agreement with ESPN to launch ESPN Bet and that it had divested Barstool Sports, Inc., members of the Company’s senior management team held multiple meetings with Mr. Kerber. During such meetings, among other things, Mr. Kerber expressed enthusiasm for the ESPN Bet transaction.

On September 12, 2023, HG Vora sent a letter to the Board noting, among other things, its “deep experience investing in the casino and online gaming sectors” and its desire to work with the Board to address the following topics: investment in interactive strategy, the ESPN Bet transaction, capital allocation, Board oversight and corporate governance and shareholder alignment. HG Vora also reiterated its proposal that PENN embark on a significant stock repurchase program. In response to such letter, Mr. Handler invited representatives of HG Vora to attend a 90-minute segment of the Board’s regularly scheduled upcoming meeting to communicate their views directly to the full Board. On September 19, 2023, representatives of HG Vora, including Messrs. Vora and Kerber, Mandy Lam, General Counsel of HG Vora, and Marcus Dunlop, an investment professional at HG Vora, attended a portion of a Board meeting and presented their views to the Board during which they expressed, among other things, support for the Company’s partnership with ESPN. The representatives of HG Vora also reiterated their view that the Company’s share price was undervalued and that the Company should buy back more stock.

On October 26, 2023, in order to facilitate continued conversations between the Company and HG Vora, the Company and HG Vora entered into a non-disclosure agreement to “wall cross” HG Vora with regard to receiving HG Vora’s input on the Company’s quarterly earnings materials to refine messaging to the Company’s investors. From October 27, 2023 to November 2, 2023, representatives of HG Vora discussed the Company’s upcoming earnings materials with the Company’s senior management.

On October 31, 2023, Messrs. Handler and Snowden had a conversation with representatives of HG Vora, including Messrs. Vora, Kerber and Dunlop, during which the representatives of HG Vora reiterated their view that the Company should aggressively pursue share repurchases through a tender offer or accelerated share repurchase plan, citing the Company’s low traditional leverage. In response, Messrs. Handler and Snowden noted that the Company's lease-adjusted leverage - which the ratings agencies, sell-side analysts, state regulators and lenders use to analyze the Company's leverage profile - was significantly higher. The HG Vora representatives then suggested that the Company should not consider the Company’s lease obligations as debt and instead focus predominantly on traditional debt leverage and afford less consideration to the Company’s rent obligations, lease adjusted leverage and any impact to the Company’s credit ratings. The representatives of HG Vora also suggested that the Company should consider pausing or cancelling its previously announced retail growth projects, about which the HG Vora representatives were not enthusiastic.

On December 18, 2023, Mr. Snowden met with Messrs. Vora and Kerber, during which meeting Mr. Vora stated that HG Vora was seeking the right to Board seats and other changes to the Board structure. On December 19, 2023, Ms. Lam sent an email to Mr. Snowden on behalf of HG Vora memorializing the requests made by Messrs. Vora and Kerber the prior evening, including the right of HG Vora to appoint two directors to the Board, the establishment of a new Board committee focused on capital allocation chaired by one of the directors appointed by HG Vora and that one of the directors appointed by HG Vora be appointed to the Board's Nominating and Corporate Governance Committee. Between December 19, 2023 and December 23, 2023, representatives of Wachtell Lipton communicated with Ms. Lam and representatives of Ropes & Gray LLP, outside counsel to HG Vora, with respect to HG Vora’s requests, including that the requests were inconsistent with the passive investor waivers which had been granted to HG Vora by state gaming authorities.

On December 28, 2023, HG Vora filed a Schedule 13D with the SEC, disclosing, among other things, that it held the economic equivalent of an 18.5% position in the Company’s common stock. The filing also disclosed that representatives of HG Vora had discussed with the Company’s management and Board a range of topics, and that HG Vora had requested that the Company afford them the right to designate directors to the Board.

Between January 4, 2024 and February 2, 2024, Christopher Soriano, Vice President and Chief Compliance Officer of the Company received multiple communications from multiple state gaming authorities directed to HG Vora or its outside regulatory counsel alleging or finding that HG Vora had taken actions with respect to the Company that were in contravention of applicable state gaming requirements, specifically the passive investor waivers which had been granted to HG Vora by state gaming authorities. In response to HG Vora’s actions, certain state gaming regulators rescinded HG Vora’s institutional investor waivers. In addition, the Company was advised by certain gaming regulators that outreach by HG Vora seeking to influence or affect the affairs or operations of the Company was not permissible until HG Vora was licensed or had otherwise complied with applicable state gaming laws and regulations, and the Company was asked by certain regulators to apprise them of communications between the Company and HG Vora.

Accordingly, on February 7, 2024, the deadline for shareholders to nominate director candidates for the 2024 Annual Meeting passed without a nomination being made.

In May, August, September and November 2024, the Company’s senior management, including Mr. Snowden and Ms. Hendrix, spoke with representatives of HG Vora regarding PENN’s operational and financial performance as part of the Company’s customary shareholder engagement.

On January 14, 2025, HG Vora filed Amendment No. 3 to its Schedule 13D filing with the SEC. The filing disclosed that one state gaming regulatory authority had informed HG Vora that it would not be able to complete its licensure review of HG Vora by the Company’s deadline for submitting nominations to the Board, and therefore HG Vora was prohibited from submitting advance notice to nominate directors to the Board. The filing further disclosed that on January 13, 2025, HG Vora reduced its voting and dispositive power with respect to the Company’s common stock to less than 5%, while maintaining its economic interest. HG Vora reported that, as a result, it was no longer restricted under the applicable gaming regulations in any state where the Company operates from submitting advance notice of recommended Board nominees, and indicated that it planned to submit such advance notice to the Company.

On January 29, 2025, the Company received notice from a representative of Cadwalader, Wickersham & Taft LLP, outside counsel to HG Vora, of HG Vora’s intent to nominate three director candidates to stand for election to the Board at the Company’s 2025 Annual Meeting—William Clifford, Johnny Hartnett, and Carlos Ruisanchez (the “HG Vora Nominees”). HG Vora also issued a press release announcing the nomination of the HG Vora Nominees to the Board. Later that day, the Company issued a press release confirming receipt of the notice and announced that the Board’s Nominating and Corporate Governance Committee would carefully review HG Vora’s proposed director nominees, in line with the Company’s normal evaluation procedures, and present its formal recommendation regarding the election of directors in the Company’s proxy materials.

On February 14, 2025, representatives of the Company’s financial advisor held a call with Mr. Kerber and HG Vora’s outside advisor. The Company’s financial advisor informed Messrs. Kerber and HG Vora’s outside advisor that the Company intended to conduct interviews of the HG Vora Nominees, consistent with the Board’s standard evaluation procedures.

Between March 3, 2025 and March 11, 2025, independent directors of the Company serving on the Nominating and Corporate Governance Committee, Mr. Snowden and Thomas Auriemma, the independent Chairman of the Company’s Compliance Committee, and, in the case of Mr. Ruisanchez, Mr. Soriano conducted interviews of each of the HG Vora Nominees separately. Such interviews were conducted to evaluate the experience, skills, qualifications and other attributes of the HG Vora Nominees’ candidacy for service on the Board.

On March 24, 2025, Mr. Soriano had a discussion with a gaming regulatory authority in a state in which HG Vora is required to be licensed in order to be an active investor and which had requested updates on any communications between the Company and HG Vora. During the call, Mr. Soriano indicated that the Company’s advisors were planning to engage in a discussion the following day with HG Vora, which could include potential settlement negotiations. The regulatory authority advised Mr. Soriano that, under terms of the interim authorization that HG Vora had requested to permit it to nominate candidates to the election of the Board, HG Vora was precluded from being granted or requesting certain governance-related rights as a result of such negotiations. The representative then confirmed to Mr. Soriano that such conditions and restrictions would also be communicated to HG Vora.

Between March 25, 2025 and April 24, 2025, at the direction of the Board, representatives of the Company’s financial advisors held multiple calls with HG Vora’s outside advisor and offered multiple potential resolutions with HG Vora that would avoid a costly and distracting proxy fight. During such conversations HG Vora’s outside advisor indicated that a settlement with HG Vora would need to involve either the appointment of all three director candidates nominated by HG Vora or the appointment of two director candidates nominated by HG Vora plus additional commitments by the Company to review the Company’s strategy with regards to capital allocation, asset configuration, competitive landscape and consolidation opportunities with financial advisors who would be publicly identified, amongst other things. The Company’s financial advisors reiterated to HG Vora’s outside advisor that the Company and HG Vora were not permitted under applicable gaming laws and regulations to enter into any agreement with respect to the governance of the Company. On April 24, 2025, representatives of the Company’s financial advisors held a call with HG Vora’s outside advisor and communicated that the Company would be willing to immediately appoint Johnny Hartnett and Carlos Ruisanchez to serve as directors of the Company based on their respective relevant qualifications and experience as part of a settlement. On April 25, 2025, HG Vora’s outside advisor communicated to representatives of the Company’s financial advisors that HG Vora had rejected this latest proposal as the basis for a potential resolution. Later that day, the Company publicly announced that Ron Naples had informed the Board that he would retire from the Board, effective immediately, Barbara Shattuck Kohn and Saul Reibstein had notified the Company that they would not stand for reelection at the Company’s 2025 Annual Meeting and the Company intended to nominate Johnny Hartnett and Carlos Ruisanchez for election to the Board.